Contact:

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Anne Seay or Brian Dwyer
KGBrickman, Inc.
(210) 826-8899

FOR IMMEDIATE RELEASE:

        INTERNATIONAL BANCSHARES CORPORATION REPORTS ANNUAL 2000 EARNINGS

LAREDO, Texas--(BUSINESS WIRE)--February 21, 2001-International Bancshares Corporation (NASDAQ:IBOC) today reported solid growth in annual earnings achieving a new milestone in total net income for the Company of $75.2 million for the year ended December 31, 2000, or $3.46 diluted earnings per share versus $66.2 million for the year ended December 31, 1999, or $2.98 diluted earnings per share taking into consideration the effect of the 25% stock dividend paid on June 14, 2000. These very positive numbers represent a 16.1% increase in earnings per share or a 13.5% increase in net income over 1999.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED FINANCIAL SUMMARY


                                                  DECEMBER 31,
                                                  -----------
                                               2000         1999
                                             ---------    ---------
                                             (Dollars in thousands,
                                             except per share data)

            Interest income ..............   $ 421,627    $ 340,736
            Interest expense .............    (251,756)    (185,205)
                                             ---------    ---------
            Net interest income ..........     169,871      155,531
            Provision for possible
              loan losses ................      (6,824)      (6,379)
            Non-interest income ..........      57,501       60,966
            Non-interest expense .........    (111,957)    (106,983)
                                             ---------    ---------

            Income before income taxes ...     108,591      103,135
            Income taxes .................     (33,417)     (36,887)
                                             ---------    ---------

            Net income ...................   $  75,174    $  66,248
                                             =========    =========

            Net income per common share:
                  Basic ..................   $    3.51    $    3.03
                  Diluted ................   $    3.46    $    2.98

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
      Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 13.1% to $79.0 million for the year ended December 31, 2000, or $3.64 diluted income before goodwill charges per share versus $69.8 million for the year ended December 31, 1999, or $3.14 diluted income before goodwill charges per share. The table below reconciles reported earnings to net income excluding intangible amortization to help facilitate peer group comparisons.


                                                                   DECEMBER 31,
                                                               --------------------
                                                                 2000        1999
                                                               --------    --------
                                                              (Dollars in thousands,
                                                              except per share data)
            Reported net income ............................   $ 75,174    $ 66,248
            Amortization of intangible assets ..............      4,219       3,898
            Income tax adjustment ..........................       (421)       (309)
                                                               --------    --------

            Income before goodwill charges .................   $ 78,972    $ 69,837
                                                               ========    ========

            Income before goodwill charges per common share:
                   Basic ...................................   $   3.69    $   3.20
                   Diluted .................................   $   3.64    $   3.14

      Total assets at December 31, 2000, were $5.8 billion compared to $5.4 billion at December 31, 1999. Deposits at December 31, 2000, were $3.7 billion compared to $3.5 billion at December 31, 1999.

      Net Income for the fourth quarter of 2000, was $16.1 million or $.75 diluted earnings per share compared to $16.4 million or $.75 diluted earnings per share in the corresponding period in 1999. Fourth quarter 2000 earnings were negatively affected by a bond program resumed by management in the fourth quarter to reposition a portion of the Company's bond portfolio to take advantage of higher bond yields. This bond program reduced after tax earnings in the fourth quarter by $2.2 million and 2000 earnings by $2.8 million. Dennis E. Nixon, CEO and Chairman of the Board, stated that the action taken to enhance the yield on the bond portfolio will have a positive effect on future earnings as management fully expects to recover the losses taken through enhanced earnings performance.

      IBC is a $5.8 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and 204 ATM's serving 30 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.

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